Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 2, 2016
NW Natural Reports Results for the
Three and Six Months Ended June 30, 2016
___________________________________________________

•	Consolidated earnings were stable with $0.07 per share on net income of $2.0 million for the second quarter of 2016, compared to $0.08 per share and $2.2 million for 2015.

•	We connected over 10,500 utility customers during the last twelve months equating to a customer growth rate of 1.5% at June 30, 2016.

•	The Company refunded nearly $30 million to customers related to lower than projected wholesale natural gas prices and asset management activities.

•
We obtained the environmental siting permit in April 2016 for our North Mist gas storage expansion project, keeping the project on schedule to meet a winter of 2018-19 in service date. The Company is now finalizing a few additional permits, a full project cost estimate including an updated EPC estimate, and anticipates a notice to proceed during the fall of 2016.

•
Consolidated earnings for the six months ended June 30, 2016 were $1.40 per share on net income of $38.7 million, compared to $1.12 per share on net income of $30.7 million for 2015. These results include a regulatory disallowance for past environmental costs of $3.3 million pre-tax, or $0.07 per share after tax based on 27.6 million diluted shares, in 2016 and $15.0 million pre-tax, or $0.33 per share after tax based on 27.4 million diluted shares, in 2015. A statutory tax rate of 39.5% was used in both calculations.

•
Excluding these charges on a non-GAAP basis, earnings were $1.47 per share for 2016 compared to $1.45 per share for 2015. Please see tabular reconciliation of these measures in Consolidated Results section below.

•
The Company reaffirmed earnings guidance for 2016, at $1.98 to $2.18 per share or $2.05 to $2.25 per share adjusted to exclude the effects of the pre-tax charge of $3.3 million, or $0.07 per share after-tax, related to the final environmental implementation order received in January 2016 as described below.

___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported earnings per share of $0.07 on net income of $2.0 million for the second quarter of 2016, compared to $0.08 per share on net income of $2.2 million for 2015. Consolidated net income was $38.7 million, or $1.40 per share, for the first six months of 2016, compared to net income of $30.7 million, or $1.12 per share, for the same period of 2015.

Results for both six month periods were affected by non-cash charges related to the Company's environmental regulatory proceeding, which was resolved in January 2016. The first quarter of 2016 included a $3.3 million pre-tax, or $0.07 per share after-tax disallowance(1), from the OPUC's 2016 Order (2016 Order), which was related to the Company's compliance filing under the environmental mechanism. The first quarter of 2015 included a $15.0 million pre-tax charge or $0.33 per share after-tax disallowance from the February 2015 OPUC Order (2015 Order) in the environmental docket. Excluding these charges(2), consolidated net income was $40.7 million, or $1.47 per share for the first six months of 2016, compared to $1.45 per share on net income of $39.8 million for 2015.

“I’m honored to lead this 157-year old Company. Like those before me, I am committed to operating a safe, reliable system in an environmentally responsible way, providing exceptional service to our customers, and continuing to create a solid value for our investors,” said David Anderson, President and CEO of NW Natural. “We had a strong quarter with solid financial results and saw the benefits of lower natural gas prices and continued customer growth. In the months ahead, we will work to leverage the positive momentum in our local economy and to progress our North Mist storage expansion project.”
_________________

(1)Earnings per share (EPS) calculation based on average diluted shares outstanding of 27.6 million and an income tax rate of 39.5%.
(2) See tabular reconciliation of non-GAAP measures in Consolidated Results section below.

Consolidated Results
For the three months ended June 30, 2016, NW Natural earnings remained relatively flat with a $0.01 per share or $0.2 million decrease, compared to the same period in 2015. Results were driven by a $1.3 million decrease in utility margin from significantly warmer weather than 2015 offset by customer growth and a $0.7 million increase in operating and maintenance (O&M) expense, partially offset by a $1.7 million increase in gas storage revenues from higher asset management agreements and improved storage pricing at our Gill Ranch facility.

The second quarter results are summarized in the table below:

	Three Months Ended June 30,
	2016		2015
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change
Net income (loss):
Utility segment	$507	$0.02	$2,245	$0.08	$(1,738)
Gas storage segment	1,439	0.05	(86)	—	1,525
Other	73	—	38	—	35
Consolidated net income	$2,019	$0.07	$2,197	$0.08	$(178)
Utility margin	$69,371		$70,715		$(1,344)
Gas storage operating revenues	6,992		5,333		1,659

For the six months ended June 30, 2016, NW Natural earnings increased $0.28 per share or $8.0 million compared to 2015. The increase was largely due to the non-cash charges related to the 2015 and 2016 Orders. Excluding these charges on a non-GAAP basis, net income increased by $0.9 million primarily from $4.7 million of higher utility margin attributable to customer growth and gains from gas cost incentive sharing and a $1.7 million increase in gas storage revenues, offset by a $5.2 million decrease in other income related to the recognition of $5.3 million of equity earnings on deferred regulatory assets as a result of the 2015 Order.

The six month results are summarized in the table below:

	Six Months Ended June 30,
	2016		2015
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change
Net income:
Utility segment	$36,359	$1.32	$30,580	$1.12	$5,779
Gas storage segment	2,175	0.08	28	—	2,147
Other	126	—	75	—	51
Consolidated net income	$38,660	$1.40	$30,683	$1.12	$7,977
Adjustments:
Regulatory environmental disallowance, net of taxes ($1,304 and $5,925)(1)	1,996	0.07	9,075	0.33	(7,079)
Adjusted consolidated net income(1)	$40,656	$1.47	$39,758	$1.45	$898
Utility margin	$206,035		$201,316		$4,719
Gas storage operating revenues	12,361		10,636		1,725
(1) Regulatory environmental disallowance of $3.3 million in 2016 is recorded in utility other income and expense, net ($2.8 million) and utility operations and maintenance expense ($0.5 million). Regulatory environmental disallowance of $15.0 million in 2015 is recorded in utility operations and maintenance expense. Adjusted EPS and net income are non-GAAP financial measures based on the after-tax disallowance. EPS is calculated using the combined federal and state statutory tax rate of 39.5% and 27.6 million and 27.4 million diluted shares for the six months ended June 30, 2016 and 2015, respectively.

Utility Results
For the three months ended June 30, 2016, utility segment net income decreased $1.7 million or $0.06 per share due to a $1.3 million decrease in utility margin primarily reflecting significantly warmer weather during the quarter than the same period in 2015 offset by strong customer growth, a $0.9 million increase in O&M expense, and a $0.7 million decrease in other income from lower interest earned on net regulatory assets.

The 7% decrease in deliveries and $1.3 million decrease in margin for the second quarter of 2016 compared to 2015 was mainly due to lower residential and commercial volumes reflecting weather that was 21% warmer than a year ago, and 42% warmer than average. The region experienced exceptionally warm weather during the quarter. Significantly warmer weather can impact utility margins as our Washington customers do not have a weather normalization mechanism in place, and 9% of our Oregon customers have opted out of weather normalization.

For the six months ended June 30, 2016, utility segment net income increased $5.8 million or $0.20 per share due to a $4.7 million increase in utility margin reflecting customer growth and an increase in gas cost incentive sharing gains, a $13.8 million decrease in O&M expense primarily due to the $15.0 million regulatory disallowance as a result of the 2015 Order; and an $8.5 million decrease in other income due to a $2.8 million interest write-off as a result of the 2016 Order and the recognition of $5.3 million of equity earnings on deferred regulatory assets as a result of the 2015 Order.

Although weather for the six months ended June 30, 2016 was comparable to the prior year, deliveries increased 5% due to comparatively colder weather in the first quarter of 2016 during our peak heating season. Weather was 22% warmer than average due to significantly warmer weather in the second quarter of 2016.

Customer Growth. NW Natural achieved a customer growth rate for the trailing 12-month period ended June 30, 2016 of 1.5%, with the Company serving over 718,000 customers at quarter end.

Utility Volume and Margin. The following table presents key utility margin metrics:

	Three Months Ended June 30,		Six Months Ended June 30,		Favorable/(Unfavorable)Change		Favorable/(Unfavorable) % Change
(Dollars and therms in thousands)	2016	2015	2016	2015	QTD	YTD	QTD	YTD
Gas sales and transportation deliveries	192,933	207,886	565,482	537,863	(14,953)	27,619	(7)%	5%
Weather (in heating degree days)	403	512	1,988	1,993	(109)	(5)	(21)	—
Utility operating revenues	$92,135	$132,891	$342,239	$389,197	$(40,756)	$(46,958)	(31)	(12)
Less: Cost of gas	20,871	62,176	129,282	187,881	41,305	58,599	66	31
Environmental remediation expense	1,893	—	6,922	—	(1,893)	(6,922)	—	—
Utility margin(1)	$69,371	$70,715	$206,035	$201,316	$(1,344)	$4,719	(2)%	2%
(1) In November 2015 the Company began collecting revenues from customers through the environmental mechanism. These collections are included in utility operating revenues and are offset by the amortization of environmental liabilities presented in the environmental remediation expense line in the operating expense section of the income statement. Utility margin provides a key metric in assessing the performance of the utility segment.

Gas Storage Results
For the three and six months ended June 30, 2016, the Company's gas storage segment net income increased $1.5 million or $0.05 per share and $2.1 million or $0.08 per share, respectively. Results reflected an increase in revenues from our asset management agreements as well as improved pricing at Gill Ranch for the 2016-17 gas storage year. In addition, lower operating costs and interest expense at the Gill Ranch facility contributed to improved results.

Consolidated Operations
For the three months ended June 30, 2016, consolidated O&M expense increased $0.7 million compared to the same period in 2015 due to higher professional services and contractor work. For the six months ended June 30, 2016 consolidated O&M expense decreased $14.5 million compared to the same period in 2015 primarily due to the $15.0 million pre-tax charge from the 2015 Order offset by the higher professional services and contractor work.

For the three months ended June 30, 2016, other income decreased $0.6 million compared to the same period in 2015 due to lower interest earned on net regulatory assets. For the six months ended June 30, 2016 other income decreased $8.0 million compared to the same period in 2015 due to the recognition of $5.3 million of equity earnings from deferred environmental expenses in the first quarter of 2015 as a result of the 2015 Order. In addition, the 2016 Order resulted in a write-off of $2.8 million of interest in the first quarter of 2016.

Cash Flows
Cash provided by operations increased $32.1 million to $199.6 million for the first six months of 2016 due to $20.1 million higher net deferred tax liabilities from the extension of bonus depreciation; $20.4 million increase in cash from lower accounts payable balances reflecting comparatively lower gas prices and volumes sold, and $6.9 million of cash collections under our environmental mechanism as well as positive changes for other working capital items. These items were partially offset by a $31.0 million decrease in cash primarily from the payment of the early refund of gas cost savings to customers in June 2016.

2016 Earnings Guidance
The Company reaffirmed earnings guidance today in the range of $1.98 to $2.18 per share including the effects of the pre-tax charge of $3.3 million or $0.07 per share after-tax(1), related to the 2016 Order. Excluding the charge on a non-GAAP basis, earnings guidance is $2.05 to $2.25 per share. The Company’s 2016 earnings guidance assumes customer growth from the utility segment, average weather conditions, sustainable operations and maintenance expense levels and normal inflationary increases, slow recovery of the gas storage market, the impact of the five-year extension of bonus depreciation resulting from the enactment of the Federal PATH Act of 2015, and no significant changes in prevailing legislative and regulatory policies, mechanisms, or outcomes.

(1)EPS calculation based on average diluted shares outstanding of 27.6 million and an income tax rate of 39.5%.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 46.75 cents per share on the Company’s common stock. The dividends will be paid on August 15, 2016 to shareholders of record on July 29, 2016. The Company’s indicated annual dividend rate is $1.87 per share.

Presentation of Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share or exclude the after-tax regulatory charges related to the Orders implementing the SRRM in 2015 and 2016, which are non-GAAP financial measures. The Company presents net income and EPS excluding the regulatory disallowance along with the GAAP measures to illustrate the magnitude of this disallowance on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, the Company believes the amount and nature of such disallowance make period to period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references in this section to EPS are on the basis of diluted shares. The Company uses such non-GAAP financial measures to analyze its financial performance because it believes they provide useful information to its investors and creditors in evaluating its financial condition and results of operations.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on August 2, 2016 to review the Company's financial and operating results for the three and six months ended June 30, 2016.

To hear the conference call live, please dial 1-866-267-6789 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-902-4110. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code 10088843. To hear the replay from Canada, please dial 1-855-669-9658 and from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, the economy, investments, customer growth, weather and its impacts, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs, events or timing related thereto, financial positions, operation and maintenance expense, capital expenditures, free cash flow levels, revenues and earnings and the timing thereof, dividends, effects of regulatory disallowance, performance, effects of legislative policies, including bonus depreciation, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of and recoveries under regulatory mechanisms, including, but not limited to, SRRM, and other statements that are other than statements of historical facts.

Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to more than 718,000 residential, commercial, and industrial customers through approximately 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $2.9 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at nwnatural.com.

# # #
Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: melissa.moore@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
Second Quarter - 2016

	Three Months Ended			Six Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,			June 30,			June 30,
	2016	2015	Change	2016	2015	Change	2016	2015	Change
Operating revenues	$99,183	$138,280	(28)%	$354,712	$399,945	(11)%	$678,558	$727,427	(7)%

Operating expenses:
Cost of gas	20,871	62,176	(66)	129,282	187,881	(31)	268,706	339,890	(21)
Operations and maintenance	35,962	35,311	2	74,901	89,427	(16)	142,995	156,292	(9)
Environmental remediation	1,893	—	100	6,922	—	100	10,435	—	100
General taxes	7,438	7,649	(3)	16,122	16,381	(2)	30,022	30,423	(1)
Depreciation and amortization	20,413	20,230	1	40,807	40,341	1	81,389	80,236	1
Total operating expenses	86,577	125,366	(31)	268,034	334,030	(20)	533,547	606,841	(12)
Income from operations	12,606	12,914	(2)	86,678	65,915	31	145,011	120,586	20
Other income and expense, net	513	1,135	(55)	(1,796)	6,184	(129)	(233)	6,472	(104)
Interest expense, net	9,718	10,438	(7)	19,454	20,919	(7)	41,074	42,263	(3)
Income before income taxes	3,401	3,611	(6)	65,428	51,180	28	103,704	84,795	22
Income tax expense	1,382	1,414	(2)	26,768	20,497	31	42,024	34,375	22
Net income	$2,019	$2,197	(8)	38,660	30,683	26	$61,680	$50,420	22

Common shares outstanding:
Average diluted for period	27,632	27,388		27,591	27,378		27,519	27,319
End of period	27,550	27,363		27,550	27,363		27,550	27,363

Per share information:
Diluted earnings per share	$0.07	$0.08		$1.40	$1.12		$2.24	$1.85
Dividends declared per share of common stock	0.4675	0.4650		0.9350	0.9300		1.8675	1.8600
Book value per share, end of period	29.04	28.39		29.04	28.39		29.04	28.39
Market closing price, end of period	64.82	42.18		64.82	42.18		64.82	42.18

Capital structure, end of period:
Common stock equity	51.7%	49.2%		51.7%	49.2%		51.7%	49.2%
Long-term debt	36.8	38.8		36.8	38.8		36.8	38.8
Short-term debt (including amounts due in one year)	11.5	12.0		11.5	12.0		11.5	12.0
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Operating statistics:
Customers - end of period	718,191	707,539	1.5%	718,191	707,539	1.5%	718,191	707,539	1.5%
Utility volumes - therms:
Residential and commercial sales	82,625	97,066		325,499	303,883		592,344	554,097
Industrial sales and transportation	110,308	110,820		239,983	233,980		463,887	462,286
Total utility volumes sold and delivered	192,933	207,886		565,482	537,863		1,056,231	1,016,383
Utility operating revenues:
Residential and commercial sales	$82,509	$117,919		$320,181	$358,831		$606,185	$648,083
Industrial sales and transportation	10,972	17,138		28,636	37,664		62,467	73,289
Other revenues	1,102	1,131		2,513	2,537		3,890	3,877
Less: Revenue taxes	2,448	3,297		9,091	9,835		17,290	18,044
Total utility operating revenues	92,135	132,891		342,239	389,197		655,252	707,205
Less: Cost of gas	20,871	62,176		129,282	187,881		268,706	339,890
Environmental remediation expense	1,893	—		6,922	—		10,435	—
Utility margin, net	$69,371	$70,715		206,035	$201,316		$376,111	$367,315
Degree days:
Average (25-year average)	691	691		2,562	2,546		4,256	4,240
Actual	403	512	(21)%	1,988	1,993	—%	3,453	3,365	3%
Percent colder (warmer) than average weather	(42)%	(26)%		(22)%	(22)%		(19)%	(21)%

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	June 30,	June 30,
In thousands	2016	2015
Assets:
Current assets:
Cash and cash equivalents	$5,463	$4,466
Accounts receivable	23,353	32,041
Accrued unbilled revenue	14,175	12,760
Allowance for uncollectible accounts	(570)	(723)
Regulatory assets	49,004	63,016
Derivative instruments	7,445	1,023
Inventories	66,171	76,511
Gas reserves	15,707	18,214
Income taxes receivable	—	—
Deferred tax assets	—	12,693
Other current taxes	21,312	14,007
Total current assets	202,060	234,008
Non-current assets:
Property, plant, and equipment	3,146,631	3,042,671
Less: Accumulated depreciation	932,179	893,722
Total property, plant, and equipment, net	2,214,452	2,148,949
Gas reserves	108,286	121,355
Regulatory assets	344,969	342,806
Derivative instruments	3,541	1,369
Other investments	67,868	68,147
Restricted cash	—	4,500
Other non-current assets	1,968	2,782
Total non-current assets	2,741,084	2,689,908
Total assets	$2,943,144	$2,923,916
Liabilities and equity:
Current liabilities:
Short-term debt	$152,800	$190,300
Current maturities of long-term debt	24,987	—
Accounts payable	57,756	49,505
Taxes accrued	6,237	8,782
Interest accrued	5,793	5,922
Regulatory liabilities	27,300	26,712
Derivative instruments	3,471	15,017
Other current liabilities	35,289	31,332
Total current liabilities	313,633	327,570
Long-term debt	570,045	613,737
Deferred credits and other non-current liabilities:
Deferred tax liabilities	554,400	524,099
Regulatory liabilities	341,259	328,646
Pension and other postretirement benefit liabilities	219,049	233,554
Derivative instruments	474	1,077
Other non-current liabilities	144,285	118,269
Total deferred credits and other non-current liabilities	1,259,467	1,205,645
Equity:
Common stock	388,967	378,887
Retained earnings	417,857	407,490
Accumulated other comprehensive loss	(6,825)	(9,413)
Total equity	799,999	776,964
Total liabilities and equity	$2,943,144	$2,923,916

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (Unaudited)	Six Months Ended June 30,
In thousands	2016	2015
Operating activities:
Net income	$38,660	$30,683
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	40,807	40,341
Regulatory amortization of gas reserves	7,647	10,023
Deferred tax liabilities, net	27,022	6,886
Qualified defined benefit pension plan expense	2,737	3,032
Contributions to qualified defined benefit pension plans	(6,120)	(5,810)
Deferred environmental (expenditures) recoveries, net	(5,521)	(5,659)
Regulatory disallowance of prior environmental cost deferrals	3,273	15,000
Interest expense (income) on deferred environmental expenses	—	(5,322)
Amortization of environmental remediation	6,922	—
Other	2,121	418
Changes in assets and liabilities:
Receivables	87,271	85,121
Inventories	4,525	1,321
Taxes accrued	3,710	(249)
Accounts payable	(17,141)	(37,532)
Interest accrued	(80)	(157)
Deferred gas costs	(9,295)	21,718
Other, net	13,022	7,670
Cash provided by operating activities	199,560	167,484
Investing activities:
Capital expenditures	(62,153)	(58,072)
Utility gas reserves	—	(1,945)
Restricted cash	—	(1,500)
Other	2,453	201
Cash used in investing activities	(59,700)	(61,316)
Financing activities:
Common stock issued, net	4,332	812
Long-term debt retired	—	(40,000)
Change in short-term debt	(117,235)	(44,400)
Cash dividend payments on common stock	(25,677)	(25,398)
Other	(28)	(2,250)
Cash used in financing activities	(138,608)	(111,236)
Increase (decrease) in cash and cash equivalents	1,252	(5,068)
Cash and cash equivalents, beginning of period	4,211	9,534
Cash and cash equivalents, end of period	$5,463	$4,466

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$18,124	$19,615
Income taxes paid (refunded)	(7,900)	4,625